FIRST AMENDED PLEDGE AGREEMENT

THIS FIRST AMENDED PLEDGE AGREEMENT (the "Agreement") dated as of January 19, 2016, by and between KSIX Media Inc. ("KSM"), a Nevada corporation, and PayWall, Inc. ("PayWall"), a Nevada corporation, as the holder of a Secured Promissory Note (as defined below). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement (as defined below).

Recitals

WHEREAS; KSM and PayWall, collectively referred to as ("the Parties") or individually as (a "Party"), previously entered into a Pledge Agreement on or about December 23, 2014 in connection with a Membership Interest Purchase Agreement of PayWall and certain terms and conditions therein;

WHEREAS; KSM and PayWall now wish to amend their Pledge Agreement upon certain terms and conditions as further described herein to allow a different creditor of KSM to take a first position as secured creditor thereof and to thereby subordinate PayWall's position to secondary of the new creditor;

Terms of Agreement

NOW THEREFORE; KSM and PayWall agree to amend their Pledge Agreement in such manner and as follows:

1.0 The Collateral. For value received, KSM hereby sells, transfers, conveys, sets over, delivers, bargains, pledges, assigns and grants to PayWall, upon the terms and conditions of this Agreement, a security interest in and to any and all present or future rights of KSM in and to all of the following rights, interests and property (all of the following being herein sometimes called the "Collateral"):

(a) A Promissory Note (the "**New Note**") in the form attached hereto as **Exhibit A** which shall pledge to PayWall a new security guaranteeing payments as follows: $100,000 within 90 days of the date of this Agreement which shall be a new obligation independent from the current schedule set forth on page 4 at paragraph 1.2(c) of the Membership Interest Purchase Agreement between KSM and PayWall, however such payment(s) shall be credited towards the balance due of the KSM Promissory Note (the "**KSM Note**") which shall be extinguished by virture of the issuance of the New Note which shall in most other respects contain the KSM Note's terms, payment schedule, etc.;

(b) In addition, stock should the above described payment(s) not be made timely, the New Note shall provide PayWall with conversion rights in KSM's parent corporation's KSIX MEDIA HOLDINGS, INC. ("KSIX") for any payments which made after a Due Date of a payment or upon Default at the Maturity Date of the New Note so that KSM would be required to pay PayWall in shares of restricted common stock, issued at a 45% discount to lowest closing price of KSIX stock in the ten trading days preceding the election of PayWall to receive such payment in the form of KSIX stock. Such shares shall be issued pursuant to Rule 144 of the Securities Act of 1933 and KSM/KSIX would assist PayWall as reasonably necessary to clear such shares for trading in the

event such payment(s) are not made by KSIX and such an election (as defined hereunder) is made by PayWall.

(c) All rights, powers, privileges and preferences pertaining to the New Note / Collateral and any rights to subscribe, cash distributions, liquidating distributions, new securities (whether certificated or uncertificated) and other property to which KSM may become entitled by reason of the ownership of any Securities (as defined below) pledged and assigned hereunder from time to time; and

(d) All Proceeds of any of the foregoing Collateral described above in this Section 1.

2.0 Acknowledgements. The Parties acknowledge and agree that the foregoing pledge of Collateral is for SECURITY PURPOSES ONLY and shall not be deemed or construed to assign, grant, convey, or transfer to PayWall any existing ownership, voting, management or other rights, powers, privileges or preferences over, in, or associated with the Collateral, Rather, any such assignment, grant, conveyance or transfer shall be effective only upon the occurrence of an event of default (as described in Paragraph 6 below) that is not cured within the time specified in the Note and PayWall's foreclosure of its security interest in the Collateral as described in Paragraph 7 and in accordance with the Nevada Uniform Commercial Code. Further the Parties, acknowledge that this Pledge Agreement shall supersede and obviate any prior agreements between the Parties – specifically the Pledge Agreement of December 2014.

2.1 All capitalized terms used herein and not otherwise defined in this Agreement or the Purchase Agreement shall have the respective meanings given them in the Uniform Commercial Code of the State of Nevada (the "Nevada Uniform Commercial Code"). As used in this Agreement, the term "Securities" means any notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, warrants, partnership interests, stock options, beneficial interests in trusts, or equity interests of any nature whatsoever in any legal entity or, in general, any interest or instrument commonly known as a "security," or any warrant or right to subscribe to or purchase any of the foregoing; and the term "issuer" means, with respect to any Securities, the legal entity in which such Securities evidence an ownership or beneficial interest.

2.2 Purchase Agreement. This Agreement is being executed and delivered pursuant to the terms, conditions and requirements of the Membership Interest Purchase Agreement (as amended, the "Purchase Agreement"), dated as of December 23, 2014, pursuant to which KSM contemporaneously sold the Membership Interests to PayWall. The security interests herein granted ("Security Interests") shall secure full payment and performance of: (a) that certain KSM Note of even date herewith in the principal amount now due of seven hundred thousand and no/100ths dollars ($700,000.00), made by KSM and payable to the order of PayWall (such note and any notes given in modification, renewal, extension or substitution thereof being herein sometimes collectively referred to as the "Notes" and individually as the "Note"); and (b) the due and punctual observance and performance of each and every agreement, covenant and condition on KSM's part to be observed or performed under this Agreement and the Note (all of which debts, duties, liabilities and obligations hereinbefore described and covered by this Agreement and the Notes are hereinafter referred to as the "Obligation").

2.3 Priority. KSM represents and warrants that there are no prior security interests with respect to the Collateral.

3.0 Representations, Warranties and Covenants. KSM hereby represents and warrants to PayWall and covenants for the benefit of PayWall as follows:

(a) So long as the New Note is outstanding, KSM covenants and agrees with PayWall (a) not to permit any material part of the Collateral to be levied upon under any legal process; (b) not to dispose of any of the Collateral without the prior written consent of PayWall; (c) to comply with all applicable federal, state and local statutes, laws, rules and regulations, the noncompliance with which would have a material and adverse effect on the value of the Collateral; and (d) to pay all taxes accruing after the Closing Date which constitute, or may constitute, a lien against the Collateral, prior to the date when penalties or interest would attach to such taxes; provided, that KSM may contest any such tax claim if done diligently and in good faith.

4.0 Representations, Warranties and Covenants. PayWall hereby represents and warrants to PayWall and covenants for the benefit of PayWall as follows:

(a) PayWall agrees to contemporaneously release any lien or preferential treatment it may have claimed under the prior Pledge Agreement as a priority or secured creditor of KSM and makes such release irrevocably without any right to raise such claims in the future at any time or for any reason to impair the membership interests of KSix, LLC or Blvd Media Group, LLC. Nor will PayWall make any such claims, which may interfere with the ability of KSM to obtain financing from any third parties, as further set forth in the Irrevocable Release of Claims Agreement.

5.0 Event of Default. As used herein, the term "Event of Default" shall mean the occurrence of an Event of Default under either the New Note or this Agreement.

6.0 Application of Proceeds by PayWall. Any and all proceeds ever received by PayWall from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy pursuant hereto shall be applied by PayWall to the Obligation in such order and manner as PayWall, in its sole discretion, may deem appropriate, notwithstanding any directions or instructions to the contrary by KSM; provided that (a) the proceeds and/or accounts shall be applied toward satisfaction of the Obligation; and (b) if such proceeds and/or accounts are not sufficient to pay the Obligation in full, KSM shall remain liable to PayWall for the deficiency. Any proceeds received by PayWall under this Agreement in excess of those necessary to fully and completely satisfy the Obligation (as well as PayWall's costs and expenses incurred in connection with its exercise of remedies hereunder) shall be distributed to KSM.

7.0 Notice of Sale. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to KSM and to any other persons entitled under applicable state and federal securities laws, notice; provided, that if any of the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, PayWall may sell, pledge, assign or otherwise dispose of the Collateral without notification, advertisement or other notice of any kind. It is agreed that notice sent or given not less than ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purpose of this paragraph.

8.0 Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time

specify in writing. Notices if (a) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (b) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day) and (c) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

9.0 Binding Effect. This Agreement shall be binding upon KSM, his heirs, successors, assigns, executors, administrators, and personal or legal representatives, and shall inure to the benefit of PayWall, its successors and assigns.

10.0 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by the laws of the State of Nevada.

11.0 Submission to Jurisdiction. The Parties hereby irrevocably and unconditionally (a) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of Nevada or of the United States of America for the Southern District of Nevada and (b) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

12.0 Venue. The Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 11.0 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.0 No Waiver. No failure to exercise and no delay in exercising on the part of PayWall, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.0 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.0 Termination. Upon final payment in full of the Obligations, this Agreement shall terminate and PayWall shall, at KSM's request and expense, promptly (a) return any Collateral in the possession or control of PayWall that has not heretofore been returned pursuant to the provisions of this Agreement, and (b) deliver to KSM such termination statements and take such further actions as KSM may reasonably request to terminate of record, or otherwise to give appropriate notice of termination of, any Security Interest of or other lien conferred hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth herein.

"KSM"	"PAYWALL"
KSIX MEDIA INC.	PAYWALL, INC.
By:	By:
Name: *Carter Matzinger*	Name: *Edwin Winfield*
Title: *President*	Title: *Secretary, Treasurer, COO*